Exhibit 99.1

Investor Contact:

Chris Kelley

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney, APR

HD Supply Public Relations

770-852-9213

Public.Relations@hdsupply.com

FOR IMMEDIATE RELEASE

HD Supply Holdings, Inc. Announces Redemption of $675 Million of Outstanding 11% Senior Secured Second Priority Notes

ATLANTA — October 13, 2015 — HD Supply Holdings, Inc. (NASDAQ: HDS), one of the largest industrial distributors in North America, today announced that HD Supply, Inc., its indirect wholly-owned subsidiary, had redeemed all of its outstanding $675 million 11% Senior Secured Second Priority Notes due 2020 (the “Second Priority Notes”) using proceeds from the completion of the previously announced sale of its Power Solutions business. The redemption amount of $783.3 million included a make-whole premium of approximately $71.6 million and accrued interest of approximately $36.7 million. The reduction in future interest expense is expected to be approximately $75 million annually. The Company’s Net Debt to Adjusted EBITDA leverage ratio as of August 2, 2015 is 5.3x adjusted for this redemption of the Second Priority Notes.

About HD Supply:

HD Supply (NASDAQ: HDS) (www.hdsupply.com) is one of the largest industrial distributors in North America. The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, water infrastructure and residential and non-residential construction sectors. Through approximately 500 locations across 48 states and six Canadian provinces, the company’s approximately 14,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contributed to its customers’ success.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our filings with the U.S. Securities & Exchange Commission (the “SEC”), including our annual report on Form 10-K for the fiscal year ended February 1, 2015, and those described from time to time in our other filings with the SEC, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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